Exhibit 11

KIMBALL INTERNATIONAL, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

(Unaudited)	Three Months Ended September 30, 2010			Three Months Ended September 30, 2009
(Amounts in Thousands, Except for Per Share Data)	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends Declared	$ 477	$ 1,356	$ 1,833	$ 492	$ 1,328	$ 1,820
Less: Unvested Participating Dividends	-0-	-0-	-0-	(4)	-0-	(4)
Dividends to Common Share Owners	477	1,356	1,833	488	1,328	1,816
Undistributed Earnings (Loss)			(1,377)			(46)
Less: Earnings Allocated to Participating Securities			-0-			-0-
Undistributed Earnings (Loss) allocated to Common Share Owners	(386)	(991)	(1,377)	(13)	(33)	(46)
Net Income Available to Common Share Owners	$ 91	$ 365	$ 456	$ 475	$ 1,295	$ 1,770
Average Basic Common Shares Outstanding	10,575	27,105	37,680	10,730	26,583	37,313
Basic Earnings Per Share	$ 0.01	$ 0.01		$ 0.04	$ 0.05
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$ 481	$ 1,356	$ 1,837	$ 494	$ 1,328	$ 1,822
Less: Unvested Participating Dividends	-0-	-0-	-0-	(4)	-0-	(4)
Dividends and Assumed Dividends to Common Share Owners	481	1,356	1,837	490	1,328	1,818
Undistributed Earnings (Loss)			(1,381)			(48)
Less: Earnings Allocated to Participating Securities			-0-			-0-
Undistributed Earnings (Loss) allocated to Common Share Owners	(390)	(991)	(1,381)	(14)	(34)	(48)
Net Income Available to Common Share Owners	$ 91	$ 365	$ 456	$ 476	$ 1,294	$ 1,770
Average Diluted Common Shares Outstanding	10,659	27,105	37,764	10,863	26,645	37,508
Diluted Earnings Per Share	$ 0.01	$ 0.01		$ 0.04	$ 0.05
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$ 91	$ 365	$ 456	$ 475	$ 1,295	$ 1,770
Assumed Dividends Payable on Dilutive Shares:
Performance shares	4	-0-	4	2	-0-	2
Increase (Reduction) of Undistributed Earnings - allocated based
on Class A and Class B shares	(4)	-0-	(4)	(1)	(1)	(2)
Net Income Used for Diluted EPS Calculation	$ 91	$ 365	$ 456	$ 476	$ 1,294	$ 1,770
Average Shares Outstanding for Basic EPS Calculation	10,575	27,105	37,680	10,730	26,583	37,313
Dilutive Effect of Average Outstanding:
Performance shares	84	-0-	84	53	1	54
Restricted share units	-0-	-0-	-0-	80	61	141
Average Shares Outstanding for Diluted EPS Calculation	10,659	27,105	37,764	10,863	26,645	37,508
Included in dividends declared for the basic and diluted earnings per share computation for the three months ended September 30, 2009 are dividends computed and accrued on unvested Class A and Class B restricted share units, which were paid by a conversion to the equivalent value of common shares on the vesting date. Restricted share units held by retirement-age participants at September 30, 2009 had a nonforfeitable right to dividends and were deducted from the above dividends and undistributed earnings figures allocable to common Share Owners. There were no restricted share units outstanding as of September 30, 2010.
All of the 634,000 and 729,000 average outstanding stock options were antidilutive and were excluded from the dilutive calculations for the quarters ended September 30, 2010 and 2009, respectively.